Exhibit 11.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use and incorporation by reference in this Post-Qualification Amendment to Form 1-A (the “Offering Circular”) pursuant to Regulation A of the Securities Act of 1933 of our reports dated April 29, 2024, relating to the financial statements of YS RE RAF I LLC, Alterra Owner LLC, Avion Owner LLC, Norfolk Commerce SPE LLC and Centennial Olympic 336 Property, LP. We also consent to the reference to us under the heading “Experts” in such Offering Circular.

/s/ DELOITTE & TOUCHE LLP

New York, New York

May 10, 2024